Exhibit 99.2

Item 1A. RISK FACTORS

Investing in our common stock involves a high degree of risk. Many of these risks are beyond our control and are driven by factors that often cannot be predicted. Investors should carefully consider the risk factors set forth below, as well as the other information appearing in this Form 8-K, before deciding to invest in our common stock. If any of the risks actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks relating to our business and industry

Demand for our services is vulnerable to economic downturns and reductions in private industry and municipal and other governmental spending. If general economic conditions continue or weaken and current constraints on the availability of capital continue, then our revenues, profits and our financial condition may be materially adversely affected.

Our customers are vulnerable to general downturns in the domestic and international economies. Consequently, our results of operations will fluctuate depending on the demand for our services.

Due to the current economic conditions and volatile credit markets, many of our customers will face considerable budget shortfalls or are delaying capital spending that will decrease the overall demand for our services. In addition, our customers may find it more difficult to raise capital in the future due to substantial limitations on the availability of credit and other uncertainties in the municipal and general credit markets.

Levels of municipal spending particularly impact Water Resources, Inliner, Heavy Civil and Geoconstruction. Reduced tax revenue in certain regions, or inability to access traditional sources of credit, may limit spending and new development by local municipalities, which in turn may adversely affect the demand for our services in these regions. Reductions in spending by municipalities or local governmental agencies could reduce demand for our services and reduce our revenue.

The current economic conditions are negatively affecting the pricing for our services and we expect these conditions to continue for the foreseeable future. Many of our customers, especially federal, state and local governmental agencies (which are typically customers in Water Resources, Inliner, Heavy Civil and Geoconstruction) competitively bid for their contracts. Since the recessionary economic environment of 2008, governmental agencies have reduced the number of new projects that they have started and the bidding for those projects has become increasingly competitive. In addition, prices for negotiated contracts have also been negatively impacted. Our customers may also demand lower pricing as a condition of continuing our services. We expect to see an increase in the number of competitors as other companies that do not normally operate in our markets enter seeking contracts to keep their resources employed. In addition, certain of our customers may be unable to pay us if they are unable to raise capital to fund their business operations, which would have an adverse effect on our revenue and cash flows.

As a result of the above conditions, our revenues, net income and overall financial condition were negatively affected during recent fiscal years and may continue to be adversely affected if the current economic conditions do not improve.

In addition, the above conditions, and resultant volatility in the operating performance of our businesses, have in the past negatively affected and may in the future negatively affect our ability to forecast operating results accurately. Significant inaccuracies in forecasting operating results could affect or reduce our ability to accurately predict and plan for changes in our operations or lead to decisions which could adversely affect our operating results.

A reduction in demand for our mineral exploration and development services could reduce our revenue.

Demand for Mineral Services depends in significant part upon the level of mineral exploration and development activities conducted by mining companies, particularly with respect to gold and copper. Mineral exploration is highly speculative and is influenced by a variety of factors, including the prevailing prices for various metals, which often fluctuate widely in response to global supply and demand, among other factors. In addition, the price of gold is affected by numerous factors, including international economic trends, currency exchange fluctuations, expectations for inflation, speculative activities, consumption patterns, purchases and sales of gold bullion holdings by central banks and others, world production levels and political events. In addition to prevailing prices for minerals, mineral exploration activity is influenced by the following factors:

•	global and domestic economic considerations;

•	the economic feasibility of mineral exploration and production;

•	the discovery rate of new mineral reserves;

•	national and international political conditions;

•	decisions made by mining companies with regards to location and timing of their exploration budgets; and

•	the ability of mining companies to access or generate sufficient funds to finance capital expenditures for their activities.

During fiscal years 2013 and 2014 and continuing into fiscal year 2015, Mineral Services has experienced a reduction in its revenue. This decrease is due, in part, to lower mining exploration budgets of our customers as well as less demand in the marketplace. A material decrease in the rate of mineral exploration and development reduces the revenue generated by Mineral Services and has adversely affected our results of operations and cash flows. Management believes this trend will likely continue throughout fiscal year 2015 and fiscal year 2016 until such time as the market becomes stabilized, if at all.

Because some of our operations are impacted by certain seasonality, our results can fluctuate significantly, which could make it difficult to evaluate our business and could cause instability in the market price of our common stock.

We periodically have experienced fluctuations in our quarterly results arising from a number of factors, including the following:

•	the timing of the award and completion of contracts;

•	the timing of revenue recognition; and

•	unanticipated additional costs incurred on projects.

In addition, adverse weather conditions, natural disasters, disease, force majeure and other similar events can curtail our operations throughout the year, resulting in performance delays and increased costs.

Moreover, activities and related revenue and earnings tend to decrease in the winter months due to holidays and when adverse weather conditions interfere with access to drilling or other construction sites. As a result, our revenue and earnings in the second and third quarters tend to be higher than revenue and earnings in the first and fourth quarters. Accordingly, as a result of the foregoing as well as other factors, our quarterly results should not be considered indicative of results to be expected for any other quarter or for any full fiscal year.

Our use of the percentage-of-completion method of accounting involves significant estimates and management judgment, changes of which could result in volatility in our results of operations.

Our revenue on larger construction contracts is recognized on a percentage-of-completion basis for individual contracts based upon the ratio of costs incurred to total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenue, costs and profits in the reporting period when such estimates are revised. Total estimates may be affected by:

•	changes in expected costs of materials, labor, productivity or scheduling;

•	changes in external factors outside of our control, such as weather or customer requirements; and

•	change orders, which are a normal and recurring part of our business and can increase or decrease the scope of work and therefore the revenue and the cost of a job.

The above items can change the estimates on a contract, including those arising from contract penalty provisions, and final contract settlements, and can result in revisions to costs and income. Revisions in estimates are recognized in the period in which they are determined. This could result in the reduction or reversal of previously recorded profits. Change orders often change the scope and cost of a contract. Change orders can also have the short-term effect of reducing the percentage-of-completion on a contract and the revenues and profits that otherwise would be recognized.

We may experience cost overruns on our fixed-price contracts, which could reduce our profitability, and we may suffer additional losses.

A significant number of our contracts contain fixed prices and generally assign responsibility to us for cost overruns for the subject projects. Under such contracts, prices are established in part on cost and scheduling estimates, which are based on a number of assumptions, including assumptions about future economic conditions, prices and availability of materials, labor and other requirements. We may not be able to obtain compensation for additional work performed or expenses incurred as a result of changes or inaccuracies in these estimates and underlying assumptions. We have experienced inaccurate estimates, or changes in other circumstances, such as unanticipated technical problems, difficulties obtaining permits or approvals, changes in local laws or labor conditions, weather delays, cost of raw materials, or our suppliers’ or subcontractors’ inability to perform, which have resulted in substantial losses. Many of our contracts also are subject to cancellation by the customer upon short notice with limited or no damages payable to us. The nature of estimating contracts in our businesses is such that changing conditions and new developments are continuous and characteristic of the process. As a result, cost and gross margin may vary from those originally estimated and, depending upon the size of the project, variations from estimated contract performance could affect our operating results.

We may not achieve the results expected from our restructuring plan, the timing could be delayed or the restructuring costs necessary to achieve the targeted expense reductions could be higher than expected, any of which could materially and adversely affect our results of operations.

As discussed in Note 12 to the condensed consolidated financial statements in our Form 10-Q for the fiscal quarter ended July 31, 2014, our Board of Directors approved our management’s plan designed to reduce expenses, which contemplates, among other things, a reduction in workforce, cost containment measures and working capital management initiatives. This plan was developed in response to continued operating losses and reductions in our revenue.

In addition, our management is conducting a strategic review of our businesses and assets to identify those businesses and assets that may be under-performing and for which we may consider a sale or other disposition. However, we may not correctly identify businesses or assets that are, or will be, under-performing, and we may not be able to dispose of those businesses and assets on favorable terms, if at all. Our inability to identify and favorably dispose of under-performing businesses and assets may significantly harm our business.

Furthermore, our cost-reduction initiatives may result in unanticipated costs or losses, including losses we may incur upon the disposal of our businesses or assets. The timing and actual cost savings achieved from our plans may significantly vary from our announced expectations due to a variety of reasons, including, among other things, the potential need to replace eliminated positions and costs we may incur in connection with employee turnover. Our restructuring plan may not reduce expenses or produce the cost savings we anticipate or in the time frame we expect. In addition, some of the actions that we may elect to take may require lender approval under our asset-based credit facility, and we may not be able to obtain the consent of the lenders.

We are required to assess and report on our internal controls each year. Findings of inadequate internal controls could reduce investor confidence in the reliability of our financial information.

As directed by the Sarbanes-Oxley Act, the SEC adopted rules generally requiring public companies, including us, to include in their annual reports on Form 10-K a report of management that contains an assessment by management of the effectiveness of our internal control over financial reporting. In addition, the independent registered public accounting firm auditing our financial statements must report on the effectiveness of our internal control over financial reporting. A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

We have had in the past, currently have and may in the future have deficiencies in the design and operation of our internal controls. In July 2014, our former Chief Financial Officer and former Chief Accounting Officer tendered resignation letters that, among other things, alleged the Company’s disciplinary response to a violation of one of our internal controls related to bid procedures was insufficient. We engaged our outside legal counsel to investigate the matters raised in the letters. The investigation confirmed there was a violation of the internal control, but did not address the appropriateness of the disciplinary action. The board of directors accepted the results of the investigation and believes the disciplinary response was appropriate and that the violation has not had and is not expected to have a material effect on our financial statements. If any of the deficiencies in our internal control, either by itself or in combination with other deficiencies, becomes a “material weakness”, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis, we will be unable to conclude that we have effective internal control over financial reporting, and our independent registered public accounting firm will similarly be unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting as of the relevant fiscal year end. In such event, investors could lose confidence in the reliability of our financial statements, which may significantly harm our business and cause our stock price to decline. In addition, the failure to maintain effective internal controls could also result in unauthorized transactions.

We have indebtedness and other contractual commitments that could limit our operating flexibility and, in turn, hinder our ability to make payments on our obligations, lessen our ability to make capital expenditures and/or increase the cost of obtaining additional financing.

Continued operating losses or negative cash flows from our operations will typically increase the amounts we borrow under our asset-based credit facility and reduce the available capacity under the agreement. Our ability to borrow under the asset-based credit facility depends on the amount of the borrowing base as defined by the asset-based credit agreement. Our borrowing base is primarily comprised of a percentage of the net book value of the construction and mining equipment, the value of certain customer and contract receivables and certain real estate. Our borrowing base is reduced by any reserves that the co-collateral agents under the asset-based credit facility determine to be necessary in good faith and their reasonable business judgment. As of July 31, 2014, our borrowing base under the asset-based credit facility was $109.1 million with $48.4 million of letters of credit and borrowings outstanding, resulting in “Excess Availability” of $60.7 million. The amount of our borrowing base could be materially and adversely affected by decreases in the value of our eligible equipment and/or receivables, amounts of our equipment and/or receivables being deemed ineligible under the terms of the asset-based credit facility or the co-collateral agents imposing additional reserve requirements. On September 15, 2014, the co-collateral agents imposed an additional $7.0 million reserve against certain specialized construction equipment that our surety company has the right to utilize to complete bonded contracts. If our borrowing base is reduced below the amount of letters of credit and borrowings outstanding under the asset-based credit facility, then such excess indebtedness would, absent a waiver or amendment, become immediately due and payable and any outstanding letters of credit could require replacement or cash collateralization. We may not have the resources to make any required repayment or cash collateralization, and such repayment obligation or cash collateralization could have a material adverse impact on our liquidity and financial condition.

In addition, if Excess Availability is less than the greater of $25.0 million or 17.5% of total availability, in each case for more than one business day, then a “Covenant Compliance Period” will exist until we have Excess Availability for a period of 30 consecutive days equal to or greater than the greater of (A) 17.5% of the total availability and (B) $25.0 million. During each Covenant Compliance Period, we must maintain a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 and a first lien leverage ratio of not greater than 5.0 to 1.0 for the four fiscal quarter period ended immediately prior to commencement of a Covenant Compliance Period and for every four fiscal quarter period ending during a Covenant Compliance Period. If we had been in a Covenant Compliance Period during the fiscal quarters ended April 30, 2014 and July 31, 2014, we would not have been in compliance with the minimum fixed charge coverage ratio.

In addition, during a Covenant Compliance Period or if an Event of Default has occurred and is continuing, all of our funds received on a daily basis will be applied to reduce amounts owing under the asset-based credit facility. Although we do not anticipate being in a Covenant Compliance Period during the next 12 months, a Covenant Compliance Period could occur if the borrowing base is decreased for any of the reasons discussed above or if we are required to borrow more funds than is currently anticipated.

We must maintain a cumulative minimum cash flow as defined in the asset-based credit agreement of not less than negative $45.0 million and during any 12 consecutive month period, a minimum cash flow of not less than negative $25.0 million, until the last to occur of the following:

•	Excess Availability is greater than the greater of 17.5% of the Total Availability or $25.0 million for a period of 30 consecutive days, and

•	for two consecutive fiscal quarters after April 15, 2014, for which the agent received financial statements, the fixed charge coverage ratio (tested on a trailing four fiscal quarter basis) has been in excess of 1.0 to 1.0.

The asset-based credit facility includes customary conditions to funding, representations and warranties, covenants and events of default. The terms of the indebtedness could have important consequences to shareholders, including the following:

•	the ability to obtain necessary financing in the future for working capital, acquisitions, capital expenditures, debt service requirements or other purposes may be limited or financing may be unavailable;

•	a portion of cash flow must be dedicated to the payment of principal and interest on the indebtedness and other obligations and will not be available for use in our business;

•	the asset-based credit facility contains various operating and financial restrictions which could limit our ability to incur additional indebtedness and liens, fund our foreign operations, make investments and acquisitions, transfer or sell assets, transact with affiliates and require us to cash collateralize some or all of the outstanding letters of credit;

•	an event of default under the asset-based credit facility, including a subjective event of default if we have experienced a material adverse change, could result in an acceleration of the obligations under the asset-based credit facility, in the foreclosure on assets subject to liens in favor of the asset-based credit facility lenders and the inability to borrow additional amounts under the asset-based credit facility; and

•	acceleration of the indebtedness or payment default under the asset-based credit facility would also be an event of default under the indenture governing our convertible notes.

We cannot assure that waivers will be granted or amendments made to the asset-based credit facility or the indenture governing our convertible notes if for any reason we are unable to comply with the obligations thereunder or that we will be able to refinance the debt on acceptable terms, or at all, should we seek to do so. See also Note 3 to the condensed consolidated financial statements included in our Form 10-Q for the fiscal quarter ended July 31, 2014.

If we do not attract and retain qualified managers and executives, our business could be materially and adversely affected.

We are very dependent on the skills and motivation of our employees, managers and executives to define and implement our corporate strategies and operational plans. We rely on a small executive team to manage our business. Recently the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer left Layne. The Chief Executive Officer and Chief Financial Officer positions have been filled on an interim basis while the Board of Directors conducts a search for permanent replacements. The search for, and transition to, a permanent Chief Executive Officer and Chief Financial Officer could be disruptive to our business and operating results could be adversely affected. At this time, the duties of the Chief Accounting Officer are being performed by the Chief Financial Officer. We may not be successful in retaining or attracting qualified replacements. The loss of members of our executive team and inability to retain and attract suitable replacements could materially and adversely affect our business.

There may be undisclosed liabilities associated with our acquisitions.

In connection with any acquisition made by us, there may be liabilities that we fail to discover or are unable to discover, including liabilities arising from non-compliance with laws and regulations by prior owners for which we, as successor owners, may be responsible. The indemnification provisions, closing escrow accounts, if any, and other terms of the acquisition agreements may not be sufficient to protect us against these liabilities.

Because we are a multinational company conducting a complex business in many markets worldwide, we are subject to legal and operational risks related to staffing and management, as well as a broad array of local legal and regulatory requirements.

Operating outside of the United States creates difficulties associated with staffing and managing our international operations, as well as complying with local legal and regulatory requirements. The laws and regulations in the markets in which we operate are subject to rapid change. Although we have local staff in countries in which we deem it appropriate, we cannot ensure that we will be operating in full compliance with all applicable laws or regulations to which we may be subject, including customs and clearing, tax, immigration, employment, worker health and safety and environmental laws. Also, these laws may be modified in ways that may adversely affect our business.

A significant portion of our earnings is generated from our foreign operations, and those of our affiliates. Political and economic risks in foreign countries could reduce or eliminate the earnings we derive from those operations.

Our earnings are significantly impacted by the results of our operations in foreign countries. Our foreign operations are subject to certain risks beyond our control, including the following:

•	political, social and economic instability;

•	war and civil disturbances;

•	bribery and corruption;

•	the taking of property through nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	tariffs, taxes and other trade barriers;

•	barriers to timely movement or transfer of equipment between countries; and

•	exchange controls and limitations on remittance of dividends or other payments to us by our foreign subsidiaries and affiliates.

In particular, changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise, could materially adversely affect our business, growth, financial condition or results of operations. For example, while there are currently no limitations on the repatriation of profits from the countries in which we have subsidiaries, several countries do impose withholding taxes on dividends or fund transfers. Foreign funds transfer restrictions, taxes or limitations may be imposed or increased in the future with regard to repatriation of earnings and investments from countries in which we operate. If foreign funds transfer restrictions, taxes or limitations are imposed, our ability to receive dividends or other payments from affected subsidiaries could be reduced, resulting in an adverse material effect.

In addition, corporate, contract, property, insolvency, competition, securities and other laws and regulations in many of the developing parts of the world in which we operate have been, and continue to be, substantially revised. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined, and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under these laws and regulations in a reasonably timely manner, if at all.

We perform work at mining operations in countries which have experienced instability in the past, or may experience instability in the future. The mining industry is subject to regulation by governments around the world, including the regions in which we have operations, relating to matters such as environmental protection, controls and restrictions on production, and, potentially, nationalization, expropriation or cancellation of contract rights, as well as restrictions on conducting business in such countries. In addition, in our foreign operations we face operating difficulties, including political instability, workforce instability, harsh environmental conditions and remote locations. We do not maintain political risk insurance. Adverse events beyond our control in the areas of our foreign operations could reduce the revenue derived from our foreign operations to the extent that contractual provisions and bilateral agreements between countries may not be sufficient to guard our interests.

Our operations in foreign countries expose us to devaluations and fluctuations in currency exchange rates.

We operate a significant portion of our business in countries outside the United States. The majority of our costs in those locations are transacted in local currencies. Although we generally contract with our customers in U.S. dollars, some of our contracts are in other currencies. Other than on a selected basis, we do not engage in foreign currency hedging transactions. As exchange rates among the U.S. dollar and other currencies fluctuate, the translation effect of these fluctuations may have a material adverse effect on our results of operations or financial condition as reported in U.S. dollars. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Future fluctuations in the value of the U.S. dollar could have an adverse effect on our results.

We conduct business in many international markets with complex and evolving tax rules, including value-added tax rules, which subject us to international tax compliance risks.

While we obtain advice from legal and tax advisors as necessary to help assure compliance with tax and regulatory matters, most tax jurisdictions that we operate in have complex and subjective rules regarding the valuation of intercompany services, cross-border payments between affiliated companies and the related effects on income tax, value-added tax (“VAT”), transfer tax and share registration tax. Our foreign subsidiaries frequently undergo VAT reviews, and from time to time undergo comprehensive tax reviews and may be required to make additional tax payments should the review result in different interpretations, allocations or valuations of our products or services. Certain countries may, from time to time, make changes to their existing tax structure which might affect our operations. These countries may, with little or no notice, implement additional taxes in the form of severance taxes, windfall profits taxes, production taxes and tariffs, which could negatively impact our results in our divisions that perform services in those countries. We earn a significant amount of our operating income from outside of the United States, and any repatriation of funds currently held in foreign jurisdictions may result in additional tax expense. In addition, there have been proposals to change U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form this proposed legislation will pass, if enacted, it could have a material impact on our tax expense and cash flows.

Reductions in the market price of gold, copper and other base metals could significantly reduce our profit.

World gold and base metal prices historically have fluctuated widely and are affected by numerous factors beyond our control, including;

•	the strength of the U.S. economy and the economies of other industrialized and developing nations;

•	global or regional political or economic crises;

•	the relative strength of the U.S. dollar and other currencies;

•	expectations with respect to the rate of inflation;

•	interest rates;

•	sales of gold by central banks and other holders;

•	demand for jewelry containing gold; and

•	speculation.

Any material decrease in the market price of gold and base metals could reduce the demand for our mineral exploration services and reduce our profits.

Turmoil in the credit markets and poor economic conditions could negatively impact the credit worthiness of our financial counterparties.

Although we evaluate the credit capacity of our financial counterparties, changes in global economic conditions could negatively impact their ability to access credit. The risks of such reduction in credit capacity include:

•	ability of institutions with whom we have lines of credit to allow access to those funds; and

•	viability of institutions holding our cash deposits or, in the case of U.S. banks, cash deposits in excess of FDIC insurance limits.

If these institutions fail to fulfill their commitments to us, our access to operating cash could be restricted.

Demand for Energy Services will be dependent on the level of expenditures of the oil and gas industry. A decline in commodity prices could result in lower expenditures by the oil and gas industry, which could in turn affect our ability to successfully develop this business segment and negatively affect our operating results.

The demand by the oil and gas industry for the services offered by Energy Services will depend on the level of expenditures for the exploration, development and production of oil and gas. Decreases in commodity prices can be affected by a variety of factors, including the level of worldwide oil and gas exploration and production activity, political and economic uncertainty, the level of excess production capacity, demand for hydrocarbons, technological advances affecting energy consumption, the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels for oil, oil and gas production of non-OPEC countries and weather. The oil and gas industry has historically experienced periodic downturns. A significant downturn could adversely affect the ability to sell our services at prices that are profitable and could negatively affect Energy Services’ operating results.

If we are unable to obtain performance bonds or letters of credit on acceptable terms, our ability to obtain future projects could be materially and adversely affected.

A significant portion of our projects require us to procure a bond to secure performance. Our continued ability to obtain surety bonds primarily will depend upon our capitalization, working capital, past performance, management expertise and reputation and certain external factors, including the overall capacity of the surety market. Surety companies consider such factors in relationship to the amount of our backlog and their underwriting standards, which may change from time to time. With a decreasing number of insurance providers in that market, it may be difficult to find sureties who will continue to provide contract-required bonding on acceptable terms and conditions.

Historically, our reimbursement obligation to our primary surety company has been unsecured. However in September 2014, we granted our surety a security interest in certain assets. The surety company may in the future request us to provide further collateral or other security. Our ability to satisfy any future requests may require the consent of the lenders under the asset-based credit facility. If the lenders are unwilling to agree to any future requests on terms acceptable to the surety company, we may be unable to continue to obtain performance bonds on acceptable terms.

With respect to our joint ventures, our ability to obtain a bond may also depend on the credit and performance risks of our joint venture partners.

In addition, events that generally affect the insurance and bonding markets may result in bonding becoming more difficult to obtain in the future, being available only at a significantly greater cost or not being available at all. If we are unable to obtain performance bonds on future projects, our results of operations would be materially and adversely affected. The amount of our surety bonds as of July 31, 2014 was $294.9 million.

We also occasionally utilize a letter of credit instead of a performance bond, primarily overseas. Almost all of the letters of credit are issued under the asset-based credit facility. Our ability to continue to obtain new letters of credit under the asset-based credit facility is limited to the lesser of (a) $75.0 million and (b) the amount of Excess Availability under the asset-based credit facility and is subject to limitations on the issuance of letters of credit if the expiry date of the proposed letter of credit extends beyond the five business days prior to the maturity date of the asset based credit facility. Our inability to obtain bonding or letters of credit on favorable terms and at reasonable prices or at all would increase operating costs and inhibit the ability to execute or pursue new projects, which could have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the prices of raw materials could increase our operating costs.

We purchase a significant amount of steel for use in connection with all of our businesses. We also purchase a significant volume of fuel to operate our trucks and equipment. The manufacture of materials used in our sewer rehabilitation business is dependent upon the availability of resin, a petroleum-based product. At present, we do not engage in any type of hedging activities to mitigate the risks of fluctuating market prices for oil, steel or fuel and increases in the price of these materials may increase our operating costs.

The dollar amount of our backlog, as stated at any given time, is not necessarily indicative of our future earnings.

As of July 31, 2014, our total backlog was approximately $497.2 million. This consists of the expected gross revenue associated with executed contracts, or portions thereof, not yet performed by us. We cannot ensure that the revenue projected in our backlog will be realized or, if realized, will result in profit. In addition, even where a project proceeds as scheduled, it is possible that our customers may default and fail to pay amounts owed to us or poor project performance could increase the cost associated with a project. Further, project terminations, suspensions or adjustments in scope may occur with respect to contracts reflected in our backlog. Reductions in backlog due to cancellation by a customer or scope adjustments adversely affect, potentially to a material extent, the revenue and profit we actually receive from such backlog. We may be unable to complete some projects included in our backlog in the estimated time and, as a result, such projects could remain in the backlog for extended periods of time.

Our failure to meet the schedule or performance requirements of our contracts could harm our reputation, reduce our client base and curtail our future operations.

In certain circumstances, we guarantee contract completion by a scheduled acceptance date. Failure to meet any such schedule could result in additional costs, and the amount of such additional costs could exceed projected profit margins. These additional costs include liquidated damages paid under contractual penalty provisions, which can be substantial and can accrue on a daily basis. In addition, our actual costs could exceed our projections. Performance problems for existing and future contracts could increase the anticipated costs of performing those contracts and cause us to suffer damage to our reputation within our industry and our client base, which would harm our future business.

The timing of new contract awards and the performance of those new contracts could have an adverse effect on our operating results and cash flows.

It is difficult to predict when and whether new projects will be available for bid. New projects often must endure a lengthy and complex design and bidding process. This process can be affected by governmental approvals, budget negotiations and funding approvals as well as changing market conditions. The uncertainty of the timing of contract awards as well as the timing of the commencement date of the contract can have an adverse effect on our results of operations and cash flows and cause fluctuations from quarter to quarter or year to year. These fluctuations can be significant.

If we cannot obtain third-party subcontractors at reasonable rates, or if their performance is unsatisfactory, our profit could be reduced.

We rely on third-party subcontractors to complete some of our projects. To the extent that we cannot engage subcontractors, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for subcontracted services exceeds the amount we have estimated in bidding for fixed-price work, we could experience reduced profits or losses in the performance of these contracts. In addition, if a subcontractor is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition, we may be required to purchase the services from another source at a higher price, which could reduce the profit to be realized or result in a loss on a project for which the services were needed. Also, if our subcontractors perform unsatisfactory work, we may become subject to increased warranty costs or product liability or other claims against us.

Professional liability, product liability, warranty and other claims against us could reduce our revenue.

Any accidents or system failures in excess of insurance limits at locations that we engineer or construct or where our products are installed or where we perform services could result in significant professional liability, product liability, warranty and other claims against us. Further, the construction projects we perform expose us to additional risks, including cost overruns, equipment failures, personal injuries, property damage, shortages of materials and labor, work stoppages, labor disputes, weather problems and unforeseen engineering, architectural, environmental and geological problems. In addition, once our construction is complete, we may face claims with respect to the work performed.

If our joint venture partners default on their performance obligations, we could be required to complete their work under our joint venture arrangements, which could reduce our profit or result in losses.

We sometimes enter into contractual joint ventures in order to develop joint bids on contracts. The success of these joint ventures depends largely on the satisfactory performance of our joint venture partners of their obligations under the joint venture. Under these joint venture arrangements, we may be required to complete our joint venture partner’s portion of the contract if the partner is unable to complete its portion and a bond is not available. In such case, the additional obligations could result in reduced profit or, in some cases, significant losses for us with respect to the joint venture.

Our business is subject to numerous operating hazards, logistical limitations and force majeure events that could significantly reduce our liquidity, suspend our operations and reduce our revenue and future business.

Our drilling and other construction activities involve operating hazards that can result in personal injury or loss of life, damage or destruction of property and equipment, damage to the surrounding areas, release of hazardous substances or wastes and other harm to the environment. To the extent that the insurance protection we maintain is insufficient or ineffective against claims resulting from the operating hazards to which our business is subject, our liquidity could be significantly reduced.

In addition, our operations are subject to delays in obtaining equipment and supplies and the availability of transportation for the purpose of mobilizing rigs and other equipment, particularly where rigs or mines are located in remote areas with limited infrastructure support. Our business operations are also subject to force majeure events such as adverse weather conditions, natural disasters and mine accidents or closings. If our drill site or construction operations are interrupted or suspended as a result of any such events, we could incur substantial losses of revenue and future business.

If we are unable to retain skilled workers, or if a work stoppage occurs as a result of disputes relating to collective bargaining agreements, our ability to operate our business could be limited and our revenue could be reduced.

Our ability to remain productive, profitable and competitive depends substantially on our ability to retain and attract skilled workers with expert geological and other engineering knowledge and capabilities. The demand for these workers is high and the supply is limited. An inability to attract and retain trained drillers and other skilled employees could limit our ability to operate our business and reduce our revenue.

As of January 31, 2014, approximately 5% of our workforce was unionized and five of our 23 standing collective bargaining agreements were scheduled to expire within the next 12 months. To the extent that disputes relating to existing or future collective bargaining agreements arise, a work stoppage could occur. If protracted, a work stoppage could substantially reduce or suspend our operations and reduce our revenue.

If we are not able to demonstrate our technical competence, competitive pricing and reliable performance to potential customers, we will lose business to competitors, which would reduce our profit.

We face significant competition and a large part of our business is dependent upon obtaining work through a competitive bidding process. In Water Resources, Inliner, Heavy Civil and Geoconstruction, we compete with many smaller firms on a local or regional level, many of whom have a lower corporate overhead cost than us. There are few proprietary technologies or other significant factors which prevent other firms from entering these local or regional markets or from consolidating together into larger companies more comparable in size to our company. Our competitors for the type of construction services we perform are primarily local and regional specialty general contractors. In Mineral Services, we compete with a number of drilling companies, the largest being Boart Longyear Limited, an Australian public company, Major Drilling Group International Inc., a Canadian public company, and Foraco International S.A., a French company publicly traded on the Toronto stock exchange. Competition also places downward pressure on our contract prices and profit margins. Competition in all of our markets, and especially in Water Resources, Inliner, Heavy Civil and Geoconstruction, has intensified in the last couple of years due to the continuing difficult economic conditions and such heightened competition is expected to continue for the foreseeable future. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profit. Additional competition could reduce our profit.

Our failure to comply with the regulations of the U.S. Occupational Safety and Health Administration, the U.S. Mine Safety and Health Administration, the U.S. Department of Transportation and other state and local agencies that oversee transportation and safety compliance could reduce our revenue, profitability and liquidity.

The Occupational Safety and Health Act of 1970, as amended (“OSHA”), the Mine Safety and Health Act of 1977 (“MSHA”), and other comparable state and foreign laws establish certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the applicable regulatory authorities and various recordkeeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards and safety in excavation and demolition work may apply to our operations. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA, MSHA and other state, local and foreign laws and regulations, and could incur penalties and fines in the future, including in extreme cases, criminal sanctions.

While we have invested, and will continue to invest, substantial resources in worker health and safety programs, the industries in which we operate involve a high degree of operational risk and there can be no assurance that we will avoid significant liability exposure. Although we have taken what are believed to be appropriate precautions, we have suffered employee injuries and fatalities in the past and may suffer additional injuries or fatalities in the future. Serious accidents of this nature may subject us to substantial penalties, civil litigation or criminal prosecution. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our financial condition, results of operations or cash flows. In addition, if our safety record were to substantially deteriorate, or if we suffered substantial penalties or criminal prosecution for violation of health and safety regulations, customers could cancel existing contracts and not award future business to us, which could materially adversely affect our liquidity, cash flows and results of operations.

We have, from time to time, received notice from the U.S. Department of Transportation that our motor carrier operations may be monitored and that the failure to improve our safety performance could result in suspension or revocation of vehicle registration privileges. If we were not able to successfully resolve these issues, our ability to service our customers could be damaged, which could lead to a material adverse effect on our results of operations, cash flows and liquidity.

The cost of complying with complex governmental regulations applicable to our business, sanctions resulting from non-compliance or reduced demand resulting from increased regulations could increase our operating costs and reduce our profit.

Our drilling and other construction services are subject to various licensing, permitting, approval and reporting requirements imposed by federal, state, local and foreign laws. Our operations are subject to inspection and regulation by various governmental agencies, including the Department of Transportation, OSHA and MSHA of the Department of Labor in the United States, as well as their counterparts in foreign countries. A major risk inherent in drilling and other construction is the need to obtain permits from local authorities. Delays in obtaining permits, the failure to obtain a permit for a project or a permit with unreasonable conditions or costs could limit our ability to effectively provide our services.

In addition, these regulations also affect our mining customers and may influence their determination to conduct mineral exploration and development. Future changes in these laws and regulations, domestically or in foreign countries, could cause our customers to incur additional expenses or result in significant restrictions to their operations and possible expansion plans, which could reduce our profit.

Our water treatment business is impacted by legislation and municipal requirements that set forth discharge parameters, constrain water source availability and set quality and treatment standards. The success of our groundwater treatment services depends on our ability to comply with the stringent standards set forth by the regulations governing the industry and our ability to provide adequate design and construction solutions cost-effectively.

In most states, one of our employees is required to be a licensed contractor in order for us to bid for, or perform, certain types of construction related projects. From time to time, we are temporarily unable to bid for, or perform work with respect to, those types of construction projects in a particular state, because our licensed employee resigns, is terminated or dies. Depending upon the length of time to qualify another employee as a licensed contractor in the state and the number and size of the affected projects in that state, the loss of the services of an employee that is a licensed contractor could have a material adverse effect on our results of operations.

The Securities and Exchange Commission (the “SEC”) has promulgated final rules mandated by the Dodd-Frank Act regarding disclosure of the use of tin, tantalum, tungsten and gold, known as conflict minerals, in products manufactured by public companies. The Dodd-Frank Act requires that public companies conduct due diligence to determine whether such minerals originated from the Democratic

Republic of the Congo (the “DRC”) or an adjoining country and whether such minerals helped finance the armed conflict in the DRC. These new rules require due diligence efforts beginning in fiscal year 2014, with the first conflict minerals report due by May 31, 2014 and annually thereafter. There will be costs associated with complying with these disclosure requirements, including costs to determine the origin of conflict minerals used in our products. In addition, the implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. Also, we may face reputational challenges if the due diligence procedures we implement do not enable us to verify the origins for all conflict minerals or to determine that such minerals are DRC conflict-free. We may also encounter challenges to satisfy customers that may require all of the components of products purchased to be certified as DRC conflict-free because our supply chain is complex. If we are not able to meet customer requirements, customers may choose to disqualify us as a supplier. See “Part I, Item 1 Business—Regulation” in our Form 10-K for fiscal year 2014 for additional information.

Our activities are subject to environmental regulation that could increase our operating costs or suspend our ability to operate our business.

We are required to comply with foreign, federal, state and local laws and regulations regarding health and safety and the protection of the environment, including those governing the generation, storage, use, handling, transportation, discharge, disposal and clean-up of hazardous substances in the ordinary course of our operations. We are also required to obtain and comply with various permits under current environmental laws and regulations, and new laws and regulations, or changed interpretations of existing requirements, which may require us to obtain and comply with additional permits and/or subject us to enforcement or penalty proceedings. We may be unable to obtain or comply with, and could be subject to revocation of, permits necessary to conduct our business. The costs of complying with environmental laws, regulations and permits may be substantial and any failure to comply could result in fines, penalties or other sanctions.

Our operations are sometimes conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose us to additional operating costs and liabilities related to restricted operations, for unpermitted or accidental discharges of oil, natural gas, drilling fluids, contaminated water or other substances or for noncompliance with other aspects of applicable laws and regulations. Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products, PCBs, fuel storage and air quality. Certain of our current and historical operations have used hazardous materials and, to the extent that such materials are not properly stored, contained, recycled or disposed of, they could become hazardous waste.

Various foreign, federal, state and local environmental laws and regulations may impose liability on us with respect to conditions at our current or former facilities, sites at which we conduct or have conducted operations or activities or any third-party waste disposal site to which we send hazardous wastes. We may be subject to claims under various environmental laws and regulations, federal, state and foreign statutes and/or common law doctrines for toxic torts and other damages, as well as for natural resource damages and the investigation and clean-up of soil, surface water, groundwater and other media under laws such as the Comprehensive Environmental Response, Compensation and Liability Act. Such claims may arise, for example, out of current or former conditions at project sites, current or former properties owned or leased by us and contaminated sites that have always been owned or operated by third parties. Liability may be imposed without regard to fault and may be strict, joint and several, such that we may be held responsible for more than our share of any contamination or other damages, or even for the entire share, and may be unable to obtain reimbursement from the parties causing the contamination. The costs of investigation or remediation at these sites may be substantial. Environmental laws are complex, change frequently and have tended to become more stringent over time. Compliance with, and liability under, current and future environmental laws, as well as more vigorous enforcement policies or discovery of previously unknown conditions requiring remediation, could increase our operating costs and reduce our revenue. See Part I, Item 1—Business—Regulation in our Form 10-K for fiscal year 2014 for additional information.

We may face unanticipated water and other waste disposal costs.

Many of our operations involve the production or disposal of significant quantities of water. We may be subject to regulation that restricts our ability to discharge water in the course of these operations.

The costs to dispose of this water may increase if any of the following occur:

•	we cannot obtain future permits from applicable regulatory agencies;

•	water of lesser quality or requiring additional treatment is produced; or

•	new laws and regulations require water to be disposed in a different manner.

The cost to dispose of, or treat, that water or otherwise comply with these regulations concerning water disposal may reduce our profitability.

If our health insurance, liability insurance or workers’ compensation insurance is insufficient to cover losses resulting from claims or hazards, if we are unable to cover our deductible obligations or if we are unable to obtain insurance at reasonable rates, our operating costs could increase and our profit could decline.

Although we maintain insurance protection that we consider economically prudent for major losses, we have high deductible amounts for each claim under our health insurance, workers’ compensation insurance and liability insurance. Our current individual claim deductible amount is $175,000 for health insurance, $1,500,000 for general liability insurance and $1,000,000 for workers’ compensation. We cannot assure that we will have adequate funds to cover our deductible obligations or that our insurance will be sufficient or effective under all circumstances or against all claims or hazards to which we may be subject or that we will be able to continue to obtain such insurance protection. In addition, we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable. A successful claim or damage resulting from a hazard for which we are not fully insured could increase our operating costs and reduce our profit.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law in the United States. This legislation expands health care coverage to many uninsured individuals and expands coverage to those already insured. The changes required by this legislation could cause us to incur additional healthcare and other costs. Although we do not expect any material short-term impact on our financial results as a result of the legislation, we cannot determine the extent of any long-term impact from the legislation or any potential changes to the legislation.

Our actual results could differ if the estimates and assumptions that we use to prepare our financial statements are inaccurate.

To prepare financial statements in conformity with generally accepted accounting principles in the United States, we are required to make estimates and assumptions, as of the date of the financial statements, which affect the reported values of assets, liabilities, revenue, expenses and disclosures of contingent assets and liabilities. Areas in which we must make significant estimates include:

•	contract costs and profit and application of percentage-of-completion accounting and revenue recognition of contract claims;

•	recoverability of inventory and application of lower of cost or market accounting;

•	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

•	provisions for income taxes and related valuation allowances;

•	recoverability of equity method investments;

•	recoverability of other tangible and intangible assets and their related estimated lives;

•	valuation of assets acquired and liabilities assumed in connection with business combinations; and

•	accruals for estimated liabilities; including litigation and insurance reserves.

If these estimates are inaccurate, our actual results could differ materially from currently recorded amounts.

The cost of defending litigation or successful claims against us could reduce our profit or significantly limit our liquidity and impair our operations.

We have been and from time to time may be named as a defendant in legal actions claiming damages in connection with drilling or other construction projects and other matters. These are typically actions that arise in the normal course of business, including employment-related claims and contractual disputes or claims for personal injury or property damage that occur in connection with drilling or construction site services. In addition, on April 17, 2013, an individual person filed a purported class action suit against us and two other companies and three of our subsidiaries in our discontinued oil and gas exploration and production business. The lawsuit was supposedly filed on behalf of all lessors and royalty owners from 2004 to the present. The plaintiff essentially alleges that we and the two other companies allocated the market for mineral leasing rights and restrained trade in mineral leasing within the state of Kansas. The plaintiff seeks certification as a class and unquantified damages. On April 1, 2014, the plaintiff voluntarily dismissed one of the other two company defendants without prejudice. Since this litigation is at an early stage, we are currently unable to predict its outcome or estimate our exposure. To the extent that the cost of defending litigation or successful claims against us is not covered by insurance, our financial results could suffer, our liquidity could be significantly reduced and our operations could be impaired.

Impairment in the carrying value of long-lived assets, equity method investments, and goodwill could negatively affect our operating results.

Under generally accepted accounting principles, long-lived assets are required to be reviewed for impairment whenever adverse events or changes in circumstances indicate a possible impairment. If business conditions or other factors cause profitability and cash flows to decline, we may be required to record non-cash impairment charges. Goodwill must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of our reporting units exceeds their current fair value as determined based on the discounted future cash flows of the related business, the goodwill is considered impaired and is reduced to fair value by a non-cash charge to earnings. Events and conditions that could result in impairment in the value of our long-lived assets and goodwill include changes in the industries in which we operate, particularly the impact of a downturn in the global economy, as well as competition and advances in technology, adverse changes in the regulatory environment, changes in corporate strategy and business plans or other factors leading to reduction in expected long-term sales or profitability. We evaluate our equity method investments for impairment at least annually or when events or changes in circumstances indicate there is a loss in value of the investment that is other than a temporary decline. See Note 5 to the Consolidated Financial Statements in our Form 10-K for fiscal year 2014 for a discussion of impairment charges recorded.

Our ability to use U.S. federal net operating loss carryforwards, foreign tax credit carryforwards and net unrealized built-in losses could be severely limited in the event of certain share transfers of our common stock.

We currently have a significant U.S. deferred tax asset, before considering valuation allowances, which results from federal net operating loss carryforwards, foreign tax credit carryforwards and net unrealized built-in losses. While we have recorded a full valuation allowance against the net deferred tax asset, the carryforwards and the future use of these attributes could provide significant future tax savings to us if we are able to use such losses and credits. However, our ability to use these tax benefits may be restricted due to a future ownership change within the meaning of Section 382 of the Internal Revenue Code. An ownership change could occur that would severely limit our ability to use the tax benefits associated with the net operating loss carryforwards, foreign tax credit carryforwards and net unrealized built-in losses, which may result in a significantly higher tax cost as compared to the situation where these tax benefits are preserved.

If we repatriate earnings from foreign subsidiaries which are currently considered indefinitely reinvested, our income tax expense could be significantly increased.

We have not recognized a deferred tax liability on the undistributed earnings of foreign subsidiaries as allowed under the indefinite reversal criterion of ASC 740. We consider these amounts to be indefinitely invested based on specific plans for reinvestment of these earnings. However, if liquidity deterioration were to require us to change our plans and repatriate all or a portion of these undistributed earnings, income tax expense and deferred income tax liabilities could be significantly increased.

Difficulties integrating our acquisitions could lower our profit.

We have made acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operations and we plan to pursue additional acquisitions in the future. If we are unable to identify and complete such acquisitions, our growth strategy could be impaired. In addition, we may encounter difficulties integrating our acquisitions and in successfully managing the growth we expect from the acquisitions. Adverse changes in the credit markets may make it more difficult and costly to finance acquisitions. Furthermore, expansion into new businesses may expose us to additional business risks that are different from those we have traditionally experienced. Acquisitions involve a number of risks, including the diversion of management’s attention from our existing operations, the failure to retain key personnel or customers of an acquired business, the failure to realize anticipated benefits, such as cost savings and revenue enhancements, the potentially substantial transaction costs associated with acquisitions, the assumption of unknown liabilities of the acquired business, and the inability to successfully integrate the business within Layne. Potential impairment could result if we overpay for an acquisition. To the extent we encounter problems in identifying acquisition risks or integrating our acquisitions, our operations could be impaired as a result of business disruptions and lost management time, which could reduce our profit. There can be no assurance that any past or future acquired businesses will generate anticipated revenues or earnings.

If we are unable to protect our intellectual property adequately, the value of our patents and trademarks and our ability to operate our business could be harmed.

We rely on a combination of patents, trademarks, trade secrets and similar intellectual property rights to protect the proprietary technology and other intellectual property that are instrumental to our operations. We may not be able to protect our intellectual property, including intellectual property that we may acquire upon acquisition of third parties, adequately, and our use of this intellectual property could result in liability for patent or trademark infringement or unfair competition.

We may be required to institute litigation to enforce our patents, trademarks or other intellectual property rights, or to protect our trade secrets from time to time. Such litigation could result in substantial costs and diversion of resources and could reduce our profit or disrupt our business, regardless of whether we are able to successfully enforce our rights.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we or any of our subsidiaries has violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and our code of business conduct and ethics. We are subject, however, to the risk that we, our affiliated entities or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”).

On October 27, 2014, we entered into a settlement with the SEC to resolve allegations concerning the legality of certain payments by us to agents and other third parties interacting with government officials in certain countries in Africa. Under the terms of the settlement, without admitting or denying the SEC’s allegations, we consented to entry of an administrative cease-and-desist order under the books and records, internal controls and anti-bribery provisions of the FCPA. We agreed to pay to the SEC $4.75 million in disgorgement and prejudgment interest, and $375,000 in penalties. We also agreed to undertake certain compliance, reporting and cooperation obligations to the SEC for two years following the settlement date.

The FCPA and related statutes and regulations provide for potential fines, civil and criminal penalties, equitable remedies, including disgorgement of profits or monetary benefits from such payments, related interest and injunctive relief. Civil penalties under the antibribery provisions of the FCPA could range up to $10,000 per violation, with a criminal fine up to the greater of $2 million per violation or twice the gross pecuniary gain to the Company or twice the gross pecuniary loss to others, if larger. Civil penalties under the accounting provisions of the FCPA can range up to $500,000 and a company that knowingly commits a violation can be fined up to $25 million. In addition, both the SEC and the DOJ could assert that conduct extending over a period of time may constitute multiple violations for purposes of assessing the penalty amounts. Often, dispositions for these types of matters result in modifications to business practices and compliance programs and possibly a monitor being appointed to review future business and practices with the goal of ensuring compliance with the FCPA.

Further, detecting, investigating and resolving these types of matters is expensive and could consume significant time and attention of our senior management. We could also face fines, sanctions and other penalties from authorities in the relevant foreign jurisdictions, including prohibition of our participating in or curtailment of business operations in those jurisdictions and the seizure of rigs or other assets. Our customers in those jurisdictions could seek to impose penalties or take other actions adverse to our interest. We could also face other third-party claims by our directors, officers, employees, affiliates, advisors, attorneys, agents, stockholders, debt holders or other interest holders or constituents. In addition, disclosure of the subject matter of the investigation could adversely affect our reputation and our ability to obtain new business or retain existing business from our current clients and potential clients, to attract and retain employees and to access the capital markets. Future violations of the FCPA may also give rise to an event of default under the agreements governing our debt instruments if such violation were to have a material adverse effect on our business, assets, property, financial condition or prospects or if the amount of any settlement resulted in our failing to satisfy any financial covenants. We could also be subject to additional penalties if we violate the order settling the FCPA investigation or are found to not comply with its compliance, reporting and cooperation obligations.

Future climate change could adversely affect us.

The prospective impact of potential climate change on our operations and those of our customers remains uncertain. Some scientists have hypothesized that the impacts of climate change could include changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels and that these changes could be severe. These impacts could vary by geographic location. At the present time, we cannot predict the prospective impact of potential climate change on our results of operations, liquidity or capital resources, or whether any such effects could be material to us.

Deliberate, malicious acts, including terrorism and sabotage, could damage our facilities, disrupt our operations or injure employees, contractors, customers or the public and result in liability to us.

Intentional acts of destruction could hinder our sales or production and disrupt our supply chain. Our facilities could be damaged or destroyed, reducing our operational production capacity and requiring us to repair or replace our facilities at substantial cost. Employees, contractors and the public could suffer substantial physical injury for which we could be liable. Governmental authorities may impose security or other requirements that could make our operations more difficult or costly. The consequences of any such actions could adversely affect our operating results and financial condition.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers and suppliers, and personally identifiable information of our employees, in our facilities and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, disrupt our operations, damage our reputation, and cause a loss of confidence, which could adversely affect our business.

We may pay our suppliers and subcontractors before receiving payment from our customers for the related services.

We use suppliers to obtain the necessary materials and subcontractors to perform portions of our services and to manage work flow. In some cases, we pay our suppliers and subcontractors before our customers pay us for the related services. We may pay our suppliers and subcontractors for materials purchased and work performed for customers who fail to pay, or delay paying, us for the related work, which could harm our liquidity and results of operations.

We extend trade credit to customers for purchases of our services, and in the past we have had, and in the future we may have, difficulty collecting receivables from customers that experience financial difficulties.

We grant trade credit, generally without collateral, to our customers, which include mining companies, general contractors, commercial and industrial facility owners, state and local governments and developers. Consequently, we are subject to potential credit risk related to changes in business and economic factors in the geographic areas in which our customers are located. If any of our major customers experience financial difficulties, we could experience reduced cash flows and losses in excess of current allowances provided. In addition, material changes in any of our customers’ revenues or cash flows could affect our ability to collect amounts due from them.

We are dependent on our information systems.

We are dependent on a variety of information technology systems for the efficient functioning of our business as well as the security of our information. Problems with the implementation of new or upgraded systems as our business grows or with maintenance of existing systems could disrupt or reduce the efficiency of our operations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including our convertible notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt because of factors beyond our control. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current consolidated debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we may be able to incur substantial additional debt in the future, including secured debt. We are not restricted under the terms of the indenture governing our convertible notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing our convertible notes but that could diminish our ability to make payments on our convertible notes.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of our convertible notes is triggered, holders of the notes will be entitled to convert the notes at any time during specified periods at their option. We are required to settle conversions in shares of our common stock, together with cash in lieu of any fractional shares, until we obtain stockholder approval. Upon obtaining stockholder approval, we will have the right, upon conversion, to satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. In that case, if the conditional conversion feature is triggered, then, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of our convertible notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

We may in certain circumstances elect to settle conversions of our convertible notes in cash, and the accounting method for convertible debt securities that may be settled in cash could have a material effect on our reported financial results.

If we obtain stockholder approval as described below, then, upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. We refer to these settlement methods as cash settlement, physical settlement and combination settlement, respectively. In May 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20. ASC 470-20 requires an entity to separately account for the liability and equity components of convertible debt instruments whose conversion may be settled entirely or partially in cash (such as our convertible notes, if we obtain the stockholder approval described below) in a manner that reflects the issuer’s economic interest cost for non-convertible debt. The liability component of the convertible debt instrument will initially be valued at the fair value of a similar debt instrument that does not have an associated equity component and will be reflected as a liability on the balance sheet. The equity component of the convertible debt instrument will be included in the additional paid-in capital section of stockholders’ equity on the balance sheet, and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component. This original issue discount must be amortized to non-cash interest expense over the term of the convertible debt instrument. Accordingly, we will record a greater amount of non-cash interest expense in current periods as a result of this amortization. We will report lower net income in our financial results because ASC 470-20 will require the interest expense associated with our convertible notes to include both the current period’s amortization of the debt discount and our convertible notes’ coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of our convertible notes.

If we are required to settle conversions using physical settlement, then we must include the full number of shares underlying our convertible notes in the calculation of our diluted earnings per share, regardless of whether the contingent conversion feature of our convertible notes is triggered. In addition, under certain circumstances, convertible debt instruments whose conversion may be settled entirely or partly in cash (such as our convertible notes, if we obtain the stockholder approval described below) are currently accounted for using the treasury stock method. Under this method, the shares issuable upon conversion of our convertible notes are not included in the calculation of diluted earnings per share unless the conversion value of our convertible notes exceeds their principal amount at the end of the relevant reporting period. If the conversion value exceeds their principal amount, then, for diluted earnings per share purposes, our convertible notes are accounted for as if the number of shares of common stock that would be necessary to settle the excess, if we elected to settle the excess in shares, are issued. Accordingly, the treasury stock method could result in more favorable reported diluted earnings per share. Because we are required to settle conversions using physical settlement, we will not be permitted to use the treasury stock method unless we obtain stockholder approval. We have no obligation to seek stockholder approval, and, even if we do, we may not obtain stockholder approval. Even if we obtain stockholder approval, the terms of our asset-based credit facility require us to physically settle conversions, which would prevent us from using the treasury stock method. Even still, if we are otherwise able to elect cash settlement or combination settlement, accounting standards in the future may not continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares, if any, issuable upon conversion of our convertible notes, then our diluted earnings per share could be adversely affected.

Certain provisions in the indenture governing our convertible notes could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in our convertible notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if a takeover would constitute a fundamental change, holders of our convertible notes will have the right to require us to repurchase their convertible notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their convertible notes in connection with such takeover. In either case, and in other cases, our obligations under our convertible notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us.

Risks relating to ownership of our common stock

The market price of our common stock could be lowered by future sales of our common stock.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

In addition to outstanding shares eligible for future sale, as of July 31, 2014, 1.9 million shares of our common stock were issuable, subject to vesting requirements, under currently outstanding stock options and restricted stock units granted to officers, directors and employees and an additional 1.3 million shares are available to be granted under our stock option and employee incentive plans.

Future sales of these shares of our common stock could decrease our stock price.

We are restricted from paying dividends.

We have not paid any cash dividends on our common stock since our initial public offering in 1992, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, our current credit arrangements restrict our ability to pay cash dividends.

Our share price could be volatile and could decline. Because the trading of our common stock is characterized by low trading volume, it could be difficult for you to sell shares of our common stock.

The stock markets, including the NASDAQ Global Select Market, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock has been and may continue to be volatile and may decline, including for reasons unrelated to our operating performance or prospects. In addition, the trading of our common stock has historically been characterized by relatively low trading volume, and the volatility of our stock price could be exacerbated by such low trading volumes. The market price of our common stock could be subject to significant fluctuations in response to various factors or events, including among other things:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenue or earnings estimates, if any, or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

These factors may lower the trading price of our common stock, regardless of our actual operating performance, which could reduce the trading price of shares of our common stock. In addition, these factors could prevent you from selling any shares of common stock at favorable prices. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may lower the market price of our common stock.

Provisions in our organizational documents and Delaware law could prevent or frustrate attempts by stockholders to replace our current management or effect a change of control of our company.

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that could make it more difficult for a third party to acquire us without consent of our board of directors. In addition, under our certificate of incorporation, our board of directors may issue shares of common stock or preferred stock and determine the terms of shares of preferred stock without any further action by our stockholders. Our issuance of common stock or preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock and thereby effect a change in the composition of our board of directors. Our certificate of incorporation also provides that our stockholders may not take action by written consent. Our bylaws require advance notice of stockholder proposals and nominations, and permit only our board of directors, or authorized committee designated by our board of directors, to call a special stockholder meeting. These provisions may have the effect of preventing or hindering attempts by our stockholders to replace our current management. In addition, Delaware law prohibits us from engaging in a business combination with any holder of 15% or more of our capital stock until the holder has held the stock for three years unless, among other possibilities, our board of directors approves the transaction. Our board may use this provision to prevent changes in our management. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

In addition, provisions of Delaware law may also discourage, delay or prevent a third party from acquiring or merging with us or obtaining control of our company.